Exhibit 21.1
Subsidiaries of Ebix, Inc.:
Ebix.com, International, Inc., a Delaware corporation
Ebix International, LLC, a Delaware limited liability company
Ebix Consulting, Inc.
Ebix Insurance Agency, Inc.
Ebix BPO Division - San Diego, a California corporation
FACTS Services Inc., a Florida corporation
ADAM, Inc., a Georgia corporation
Agency Solutions.com, LLC (d.b.a. HealthConnect Systems), a Delaware limited liability company
Ebix Software India Private Limited
Premier Ebix Exchange Software Private Ltd.
Ebix Australia Pty,. Ltd.
Ebix Australia (VIC) Pty. Ltd.
Ebix Exchange-Australia PTY LTD
Ebix New Zealand
Ebix New Zealand Holdings
Ebix Singapore PTE LTD
Ebix Latin America, LLC, a Georgia limited liability company
EIH Sweden Holdings AB, a Swedish business corporation
EIH Holdings KB, a Swedish business partnership
Ebix Asia Holdings Inc., a Mauritius business corporation.
9260-9288 Quebec, Inc., a Quebec, Canada corporation
Ebix Europe Limited